EXHIBIT 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this 31st of March, 2005, by and between G&L Realty Corp LLC, a Nevada limited liability company (the “Company”) and Steven D. Lebowitz (“Executive”) with reference to the following facts

1. Employment and Duties.

(a) The Company hereby employs Executive who will serve as an executive officer of the Company. Executive acknowledges and agrees that the Company is a management company and that, as a part of his duties, he may be requested to serve as an executive officer of (i) the Company’s parent company, G&L Realty Corp, a Maryland corporation (“GLR”), (ii) one or more of GLR’s subsidiaries or affiliates, (iii) G&L Senior Care Properties, LLC, (“Senior Care LLC”), and/or any one or more of Senior Care LLC’s subsidiaries or affiliates (the entities referred to in clauses (i) through (iv) above being referred to as the “Client Entities”), and agrees, if so requested, to serve in such capacities.

(b) Executive shall devote a reasonable amount of his working time and his best efforts to the performance of his duties hereunder and to advance the interests of the Company and such one or more of the Client Entities as the Company may direct. Notwithstanding the above, Executive may spend a reasonable amount of time with respect to charitable and civic activities (including serving on the board of directors of charitable organizations) and, subject to the limitations set forth in Section 8 of this Agreement, may make personal investments or conduct private business affairs if such activities do not interfere with the services required of Executive under this Agreement. It is specifically recognized that Executive is the owner of membership units in Senior Care LLC, of limited partnership interests in G&L Realty Partnership, LP and G&L Senior Care Partnership, LP, and of shares in GLR, and that nothing in this Agreement is intended to prevent or limit Executive from serving on the management committee and/or board of directors of any one or more such entities or from pursuing his own interests as a member, partner and/or stockholder of such entities.

(c) Executive acknowledges and agrees that he is an employee only of the Company and that he is not an employee of any of the Client Entities to which he may provide services as an employee of the Company, and that he will look exclusively to the Company for the payment of any compensation that may be owed to him with respect to any such services.

2. Compensation.

(a) Annual Base Compensation. The Company shall pay to Executive for any and all services that Executive may render to the Company an annual base compensation of Six Hundred Fifty Thousand Dollars ($650,000), payable in equal installments on the Company’s regular payroll dates. The Compensation Committee of the Management Committee of the Company shall review Executives annual base compensation after the end of each calendar year commencing with the year ended December 31, 2005 in light of additional responsibilities which may be assumed by Executive, the result of operations and prospects of the Company, the compensation being paid to other persons holding similar positions with comparable companies and such other factors as it deems relevant; provided, however, that no such raise in compensation will be effective unless approved by the Company’s members acting through the Compensation Committee of the Board of Directors of GLR

(“Member Approval”). Following each such review, and subject to Member Approval, the annual base compensation of Executive may be increased but may not be decreased below its then existing level.

(c) Bonus Compensation. In addition, at the end of each year commencing with the year ended December 31, 2004, Executive, the Management Committee shall review, and may approve, a bonus in such amount as the Management Committee determines to be appropriate considering the efforts expended and the results achieved by the Executive, such bonus to be ordinarily no less than five percent (5%) nor more than one hundred percent (100%) of annual base compensation. Any such bonus, however, unless reimbursed in full by one or more Client Entities, will be subject to Member Approval.

3. Expenses. The Company will reimburse Executive for all usual, reasonable and necessary expenses paid or incurred by Executive in the performance of his duties hereunder in accordance with its policy for executives of the company, provided that such expenses are substantiated by written documentation and in accordance with the Company’s written policies and procedures on reimbursement of expenses as may be established from time to time by the Management Committee.

4. Employee Benefits.

(a) Executive shall be entitled to participate in all medical, dental, life insurance, retirement, profit sharing, stock incentive, disability and all other plans now made available, or which may be made available in the future, to executives of the Company.

(b) Executive shall be entitled to annual vacation in accordance with the Company’s policy for executives as such time.

5. Term of Agreement. This Agreement shall have an initial term of three years commencing on the date hereof. This Agreement shall be renewed automatically for succeeding terms of one year each unless either party gives notice to the other at least three (3) months prior to the expiration of any term (including the initial term) of his or its determination not to renew.

6. Termination. Executive’s employment hereunder may be terminated by the Company, on the one hand, or the Executive, on the other hand, as applicable, prior to the expiration of this Agreement, under the following circumstances:

(a) Death. Executive’s employment hereunder shall terminate upon his death. In the case of Executive’s death, the Company shall pay to Executive’s beneficiaries or estate, as appropriate, promptly after Executive’s death, the unpaid annual base compensation to which he is entitled pursuant to Section 2 through the date of his termination. This subsection 6(a) shall riot limit the entitlement of Executive’s estate or beneficiaries to any death or other benefits then available to Executive under any life insurance or other benefit plan or policy which is maintained by the Company for Executive’s benefit.

(b) Disability.

(i) If the Company determines in good faith that Executive has incurred a Disability (as defined below) during the term of this Agreement, the Company may give Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive, provided that within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of his duties. Executive shall continue to receive his annual base compensation and benefits until the date of termination. In the case of Executive’s Disability, the Company shall pay to Executive promptly after the Executive’s termination, the unpaid annual base compensation to which he is entitled pursuant to Section 2 through the Executive’s termination. This subsection 6(b) shall not limit the entitlement of Executive or his estate or beneficiaries to any disability or other benefits then available to Executive under any disability insurance or other benefit plan or policy which is maintained by the Company for Executive’s benefit.

(ii) For the purpose of this Section, “Disability” shall mean Executive’s failure to perform his duties to the Company on a full-time basis for a total of 12 consecutive weeks during any 12-month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(c) Cause.

(i) The Company may terminate Executive’s employment hereunder for Cause (as defined below). In the case of the Executive’s termination for cause, the Company shall promptly pay to the Executive (or his representative) the unpaid annual base compensation to which he is entitled pursuant to Section 2 through the date the Executive is terminated and the Executive shall be entitled to no other compensation.

(ii) For purposes of this Agreement, “Cause” to terminate Executive’s employment hereunder shall exist upon a finding by the Management Committee of the Company that Executive has (i) engaged in acts or omissions with respect to the Company or any one or more of the Client Entities which constitute intentional misconduct or a knowing violation of law; (2) engaged in gross negligence in the performance of his duties; or (3) frequently and repeatedly failed to perform services which have been reasonably requested of him by the Management Committee and which are consistent with the terms of the Agreement; provided, however, that “Cause” shall not exist unless and until the Company provides Executive with (a) at least fifteen (15) days prior written notice of its intention to terminate his employment for Cause and a written statement describing the nature of the Cause, and (b) a reasonable opportunity and a reasonable period of time to cure any curable acts or omissions on which the finding of cause is based. If the Executive cures the acts or omissions on which the finding of Cause is based, the Company shall not have Cause to terminate the Executive’s employment hereunder.

(d) Good Reason.

(i) The Executive may terminate his employment for Good Reason (as defined below). In the event that the Executive terminates his employment with the Company for Good Reason, the Company shall pay to Executive promptly after the Executive’s termination, the unpaid annual base compensation to which he is entitled pursuant to Section 2 through Executive’s termination. In addition, the Company shall pay the Executive separation pay as set forth in Section 7 and provide the additional benefits set forth in Section 7.

(ii) For purposes of this Agreement, Executive shall have “Good Reason” to terminate his employment with the Company in the event of (a) any breach by the Company of, or default by the Company under, the provisions of the Agreement which Executive in good faith regards as material; provided, however, that in the case of any curable non-monetary breach of default, Executive shall not have Good Reason to terminate his employment unless and until he has provided the Company with written notice of such breach at least fifteen (15) days in advance of his intended termination date and a reasonable period of time to cure such breach ox default; or (b) any substantial diminution of duties or status, or other imposition by the Company of unreasonable requirements or working conditions on Executive which are not withdrawn or corrected within a thirty (30) day period following notice by Executive to the Company of such diminution or imposition.

(e) Without Cause. The Company may terminate Executive’s employment hereunder without Cause upon ninety (90) days written notice. In the event the Company terminates the Executive’s employment without Cause, the Company shall pay to Executive promptly after Executive’s termination, the unpaid annual base compensation to which he is entitled pursuant to Section 2 through the Executive’s termination. In addition, the Company shall pay the Executive separation pay as set forth in Section 7 and provide the additional benefits set forth in Section 7.

7. Separation Pay. Upon termination of Executive’s employment with the Company without Cause or by the Executive with Good Reason, Executive shall be entitled to receive aggregate severance payments equal to three times (3X) his annual base compensation at such time. Such aggregate separation payments shall be paid in cash upon the termination of Executive’s employment. In addition, if Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason and Executive is no longer eligible for employee benefits because of such termination, Executive shall be entitled, and the Company shall provide, benefits substantially equivalent to those benefits in the nature of health and welfare benefits to which Executive was entitled immediately prior to such termination for the remainder of the term of this Agreement under Section 5 hereof but only to the extent that Executive is not entitled to comparable benefits from another employer or provider and subject to any express limitations in any applicable plan.

8. Restrictive Covenant.

(a) Employee hereby agrees that for a period of one (1) year from an employment termination, he shall not, directly or indirectly, induce or recruit any employee of the Company to apply for or accept employment with any other person or entity.

(b) Executive hereby agrees that both during the term of his employment and for a period of three (3) years after an employment termination, he will not reveal, report, publish, disclose or transfer, directly or indirectly, any Confidential Information for any purpose except in the ordinary course of the business of the Company. For purposes of this Section 8, the term “Confidential Information” shall include all information and strategies of the Company and/or any one or more Client Entities, records, data, and any and all other confidential or proprietary information and trade secrets of the Company and/or any one or more Client Entities.

(c) While Executive is employed by the Company, without the prior approval of the Management Committee, Executive may not, directly or indirectly, own, operate, control or otherwise invest or participate or engage in (either as principal, agent, employee, employer, consultant, stockholder, partner, or in any other individual representative capacity) any other business that is in competition with the business of the Company or of any one or more of the Client Entities, except for ownership (without any other involvement) of not more than one percent (1%) of the outstanding stock of a publicly-owned company. If such prior approval of a majority of the Management Committee of the Company is obtained, Executive may engage in the activities consented to and in so doing shall incur no liability to the Company or to any one or more of the Client Entities.

(d) if, in any judicial proceeding, a court shall refuse to enforce one or more of the separate covenants referred to in this Section 8, (i) because the time limit therein is too long, it is expressly understood and agreed that for the purpose of such proceeding such time limitations shall be deemed reduced by the minimum amount necessary to permit the enforcement of such covenant or covenants; or (ii) because, taken together, they are more extensive (whether as to geographic area, scope of business, or otherwise) than necessary to protect the business and goodwill of the Company, or otherwise, it is expressly understood and agreed that such of those covenants which, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

(e) The covenants contained in this Section 8 are cumulative of the rights of the Company (or any successor thereto) under the laws of the State of California, the United States of America and other applicable laws with respect to the rights to protect Confidential information.

(f) Executive hereby agrees that the remedy at law for any breach or threatened breach of any of the covenants Contained in this Section 8 will be inadequate and that the company, the Company (or any successor thereto) shall be entitled to equitable relief including, without limitation, specific performance and injunctive relief.

(g) Nothing in this Section 8 shall be interpreted as in any way limiting Executive’s right to exercise his rights as a shareholder of GLR, as a partner of either G&L Realty Partnership, LP or G&L Senior Care Partnership, LP, or as a member of Senior Care, LLC, or as a director, managing director or management committee members of any of the above entities or any of their respective subsidiaries.

9. Waiver or modification. Any waiver, alteration or modification of any of the provisions of this Agreement or cancellation or replacement of this Agreement shall not be valid unless made in writing and signed by the parties hereto. Waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

10. Construction. This Agreement shall be governed by the laws of the State of California.

11. Hinging Effect: Entire Agreement.

11.1 The rights and obligations of the Company and Executive under this Agreement shall be binding upon and shall inure to the benefit of any successors or assigns of the Company and Executive.

11.2 This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, amendments, memoranda or understandings between the Company and Executive.

12. No Mitigation of Damages. Executive shall have no duty to seek other employment to mitigate damages in connection with a termination of Executive’s employment, and any income eared by Executive shall not offset any obligations of the company to Executive under this Agreement.

13. Assignment. Executive may not assign his duties under this Agreement.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall be construed as an original for all purposes, but all of which taken together shall constitute one and the same Agreement.

15. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered in person, sent by facsimile or by registered or certified United States mail, postage and fees prepaid, to the addresses of the parties set forth below, or such other address or facsimile number as shall be furnished by notice hereunder by any such party. Except as otherwise expressly provided for herein, each such notice or communication shall be effective when delivered at the address specified in this Section 13. Any notice or communication delivered by telecopier, facsimile or similar means shall be confirmed by hard copy delivered as soon as practicable.

The Company:	G&L Realty Corp, LLC
439 North Bedford Drive
Beverly Hills, California 90210

Executive:	Steven D. Lebowitz
439 North Bedford Drive
Beverly Hills, California 90210

No failure or refusal to accept delivery of any envelope containing such notice shall affect the validity of such notice or the giving thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

G&L REALTY CORP, LLC

By:	/s/ Daniel M. Gottlieb
Title:	Managing Director

/s/ Steven D. Lebowitz
Steven D. Lebowitz